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                                                                    Exhibit 23.5

                        CONSENT OF INDEPENDENT AUDITORS

   As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (Amendment No. 1) of our report dated March 6, 1998 on our audits of the combined financial statements of Tele Cable de Morelos, S.A. de C.V. and related companies (all of which are subsidiaries of Megapo Comunicaciones de Mexico, S.A. de C.V.) for the years ended December 31, 1996 and 1997, which report appears in the Transition Report on Form 10-K of United International Holdings, Inc. (d/b/a UnitedGlobalCom, Inc.) for the transition period from March 1, 1998 to December 31, 1998. We also consent to the reference to our firm under the caption "Experts".

/s/ Galaz, Gomez Morfin, Chavero, Yamazaki, S.C.

Acapulco, Mexico

September 16, 1999